Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Third Quarter

~ Updates Full Year 2012 Outlook and Provides Fourth Quarter Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – November 1, 2012 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.6% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal third quarter and nine months ended September 27, 2012.

Total revenue for the third quarter 2012 increased 5.7% to $143.7 million from $136.0 million for the comparable quarter last year. Advertising revenue for the third quarter 2012 was $138.0 million, an increase of 8.5% from $127.2 million for the comparable quarter last year. Fathom Events revenue decreased 35.2% to $5.7 million for the third quarter 2012 from $8.8 million for the comparable quarter last year due to the wind-down of the Fathom Business Events division. Adjusted OIBDA increased 6.4% to $85.1 million for the third quarter 2012 from $80.0 million for the comparable quarter last year. Net income for the third quarter of 2012 was $16.7 million, or $0.30 per diluted share, compared to net income of $16.8 million, or $0.31 per diluted share for the third quarter of 2011.

For the nine months ended September 27, 2012, total revenue grew 3.8% to $332.9 million compared to $320.8 million for the nine months ended September 29, 2011. Advertising revenue for the nine months ended September 27, 2012 was $305.6 million, an increase of 7.3% from $284.9 million for the comparable period last year. Fathom Events revenue decreased 24.0% to $27.3 million for the nine months ended September 27, 2012 from $35.9 million for the comparable period last year due primarily to the wind-down of the Fathom Business Events division. For the nine months ended September 27, 2012, Adjusted OIBDA increased 1.0% to $162.9 million from $161.3 million for the comparable period in 2011. Net income for the nine months ended September 27, 2012 was $13.9 million, or $0.25 per diluted share, compared to net income of $24.8 million, or $0.45 per diluted share for the comparable nine month period of 2011. The net income decrease was primarily due to the charge related to the loss on swap terminations and write-off of debt issuance costs in the second quarter of 2012. Excluding these items, net income for the nine months ended September 27, 2012 would have been $22.7 million, or $0.41 per diluted share.

The Company announced today that its Board of Directors has authorized the Company’s third quarter cash dividend of $0.22 per share of common stock. The dividend will be paid on November 29, 2012, to stockholders of record on November 15, 2012. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“Once again Q3 marked another record quarter for us with revenue of $143.7 million and Adjusted OIBDA of $85.1 million, representing growth of 5.7% and 6.4%, respectively, over a very strong Q3 2011. These results reflect the continued expansion of our network and broadening of our national client base, offset somewhat by lower Q3 local advertising revenue,” said Kurt Hall, NCM’s Chairman and CEO.

Mr. Hall continued, “Looking ahead, the late Q4 scatter market is shaping up to be a bit more challenging than we had originally anticipated as brands are cautiously monitoring inconsistent economic data and several uncertainties that could impact future economic activity. Even with this somewhat softer media marketplace, our national revenue growth for the year is still expected to be strong at 5% to 9%. With our upfront and other strategies to increase our inventory utilization and the expansion of our network in full swing, we are well positioned to grow in 2013 and beyond as we will have a relatively consistent cost structure for the next few years.”

2012 Outlook

For the fourth quarter of 2012, the Company expects total revenue to be in the range of $112.0 million to $122.0 million, or a decrease of 2% to an increase of 6% compared to the total revenue for the fourth quarter of 2011 of $114.6 million, and Adjusted OIBDA to be in the range of $52.0 million to $62.0 million, or a decrease of 17% to a decrease of 2% compared to the Adjusted OIBDA for the fourth quarter of 2011 of $63.0 million.

For the full year 2012, the Company expects total revenue in the range of $445.0 million to $455.0 million, or an increase of 2% to 5% compared to total revenue for the full year of 2011 of $435.4 million, and Adjusted OIBDA in the range of $215.0 million to $225.0 million, or a decrease of 4%, to approximately flat compared to Adjusted OIBDA for the full year of 2011 of $224.3 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Thursday, November 1, 2012 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 15, 2012, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and conference ID 402801.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 19,300 screens (over 18,400 digital). During 2011, over 680 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 720 locations in 170 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended Sept. 27, 2012	Quarter Ended Sept. 29, 2011	Nine Months Ended Sept. 27, 2012	Nine Months Ended Sept. 29, 2011
REVENUE:
Advertising (including revenue from founding members of $10.0, $10.6, $30.0 and $29.6 million respectively)	$138.0	$127.2	$305.6	$284.9
Fathom Events	5.7	8.8	27.3	35.9

Total	143.7	136.0	332.9	320.8

OPERATING EXPENSES:
Advertising operating costs	11.0	8.4	23.7	17.8
Fathom Events operating costs	4.5	6.4	20.0	24.7
Network costs	5.1	4.6	15.3	14.3
Theatre access fees – founding members	16.3	15.2	48.3	42.1
Selling and marketing costs	15.7	15.6	45.7	45.1
Administrative and other costs	8.0	6.7	24.6	23.6
Depreciation and amortization	5.0	5.1	14.9	14.0

Total	65.6	62.0	192.5	181.6

OPERATING INCOME	78.1	74.0	140.4	139.2

NON-OPERATING EXPENSES:
Interest on borrowings	14.3	13.9	42.7	35.3
Interest income	(0.1)	(0.1)	(0.3)	(0.2)
Accretion of interest on the discounted payable to founding members under tax sharing agreement	4.1	2.4	11.1	10.9
Change in derivative fair value	0.6	1.9	0.2	2.7
Loss on swap terminations	—	—	26.7	—
Other non-operating expense	—	1.5	2.4	1.5

Total	18.9	19.6	82.8	50.2

INCOME BEFORE INCOME TAXES	59.2	54.4	57.6	89.0

Income tax expense	10.2	8.5	8.8	13.2

CONSOLIDATED NET INCOME	49.0	45.9	48.8	75.8
Less: Net income attributable to noncontrolling interests	32.3	29.1	34.9	51.0

NET INCOME ATTRIBUTABLE TO NCM, INC.	$16.7	$16.8	$13.9	24.8

EARNINGS PER SHARE:
Basic	$0.31	$0.31	$0.26	$0.46
Diluted	$0.30	$0.31	$0.25	$0.45

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	Sept. 27, 2012	December 29, 2011
Cash and cash equivalents	$60.2	$65.9
Short and long-term marketable securities	22.2	32.2
Receivables, net	126.0	98.6
Property and equipment, net	26.1	24.6
Total Assets	828.0	820.2
Long-term borrowings	850.0	794.0
Total equity/(deficit)	(347.7)	(346.8)
Total Liabilities and Equity	828.0	820.2

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Nine Months Ended Sept. 27, 2012	Quarter and Nine Months Ended Sept. 27, 2011
Total Screens at Period End (1)	19,328	18,365
Founding Member Screens at Period End (2)	15,238	15,241
Total Digital Screens at Period End (3)	18,431	17,349

	Quarter Ended Sept. 27, 2012	Quarter Ended Sept. 29, 2011	Nine Months Ended Sept. 27, 2012	Nine Months Ended Sept. 29, 2011
Total Attendance for Period (4) (in millions)	175.2	180.3	519.2	489.1

Founding Member Attendance for Period (5) (in millions)	145.1	154.7	434.4	427.4

Capital Expenditures (in millions)	$2.9	$3.3	$7.8	$9.6

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter Ended Sept. 27, 2012	Quarter Ended Sept. 29, 2011	Nine Months Ended Sept. 27, 2012	Nine Months Ended Sept. 29, 2011
Advertising Revenue	$138.0	$127.2	$305.6	$284.9
Total Revenue	143.7	136.0	332.9	320.8
Operating Income	78.1	74.0	140.4	139.2

Total Attendance	175.2	180.3	519.2	489.1
Advertising Revenue / Attendee	$0.788	$0.705	$0.589	$0.582

OIBDA	$83.1	$79.1	$155.3	$153.2
Adjusted OIBDA	85.1	80.0	162.9	161.3
Adjusted OIBDA Margin	59.2%	58.8%	48.9%	50.3%

Earnings Per Share – Basic	$0.31	$0.31	$0.26	$0.46
Earnings Per Share – Diluted	$0.30	$0.31	$0.25	$0.45

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based payment costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended Sept. 27, 2012	Quarter Ended Sept. 29, 2011	Nine Months Ended Sept. 27, 2012	Nine Months Ended Sept. 29, 2011
Operating income	$78.1	$74.0	$140.4	$139.2
Depreciation and amortization	5.0	5.1	14.9	14.0

OIBDA	83.1	79.1	155.3	153.2
Share-based compensation costs (1)	2.0	0.9	7.6	8.1

Adjusted OIBDA	$85.1	$80.0	$162.9	$161.3

Total Revenue	$143.7	$136.0	$332.9	$320.8

Adjusted OIBDA margin	59.2%	58.8%	48.9%	50.3%

Adjusted OIBDA	$85.1	$80.0	$162.9	$161.3
Consolidated Theatres Payments	—	—	—	0.8

Adjusted OIBDA after Consolidated Theatres Payments	$85.1	$80.0	$162.9	$162.1

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending December 27, 2012		Year Ending December 27, 2012
	Low	High	Low	High
Operating Income	$45.3	$54.6	$185.8	$195.1
Depreciation and amortization	4.9	5.1	19.8	20.0

OIBDA	50.2	59.7	205.6	215.1
Share-based compensation costs (1)	1.8	2.3	9.4	9.9

Adjusted OIBDA	$52.0	$62.0	$215.0	$225.0

Total Revenue	$112.0	$122.0	$445.0	$455.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings Per Share Excluding the Loss on Swap Terminations and the Write-off of Debt Issuance Costs

Net income excluding the loss on swap terminations and the write-off of debt issuance costs and earnings per share excluding the loss on swap terminations and the write-off of debt issuance costs are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income excluding the loss on swap terminations and the write-off of debt issuance costs and earnings per share excluding the loss on swap terminations and the write-off of debt issuance costs are calculated using reported net income and earnings per share and adding back the charge related to the loss on swap terminations and the write-off of debt issuance costs. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding the loss on swap terminations and the write-off of debt issuance costs should not be regarded as an alternative to net income and earnings per share excluding the loss on swap terminations and the write-off of debt issuance costs should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income excluding the loss on swap terminations and the write-off of debt issuance costs and earnings per share excluding the loss on swap terminations and the write-off of debt issuance costs for the periods presented (dollars in millions):

	Nine Months Ended Sept. 27, 2012	Nine Months Ended Sept. 29, 2011
Net income as reported	$13.9	$24.8

Loss on swap terminations	26.7	—
Write-off of debt issuance costs	2.5	—
Effect of noncontrolling interest (51.4% and 51.3%, respectively)	(15.0)	—
Effect of provision for income taxes (38% effective rate)	(5.4)	—

Net effect of loss on swap terminations and write-off of debt issuance costs	8.8	—

Net income excluding loss on swap terminations and write-off of debt issuance costs	$22.7	$24.8

Weighted Average Shares Outstanding as reported
Basic	54,344,944	53,842,731
Diluted	55,005,678	54,644,814

Weighted Average Shares Outstanding as adjusted
Basic	54,344,944	53,842,731
Diluted	55,005,678	54,644,814

Basic earnings per share as reported	$0.26	$0.46
Net effect of loss on swap terminations and write-off of debt issuance costs	0.16	—

Basic earnings per share excluding loss on swap terminations and write-off of debt issuance costs	$0.42	$0.46

Diluted earnings per share as reported	$0.25	$0.45
Net effect of loss on swap terminations and write-off of debt issuance costs	0.16	—

Diluted earnings per share excluding loss on swap terminations and write-off of debt issuance costs	$0.41	$0.45